UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) March 27, 2013
Seven Seas Cruises S. DE R.L.
(Exact Name of Registrant as Specified in Its Charter)

Republic of Panama	333-178244	75-3262685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8300 NW 33rd Street, Suite 100 Miami, FL 33122
(Address of Principal Executive Offices) (Zip Code)
Registrant's telephone number, including area code: (305) 514-2300
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2013, Prestige Cruises International, Inc. ("PCI"), the parent company of Seven Seas Cruises S. DE R.L. (the "Company"), announced that the Company and Chairman and Chief Executive Officer of the Company, Frank J. Del Rio, agreed on March 22, 2012 to amend and extend Mr. Del Rio's executive employment agreement with PCI through December 31, 2016. The amendment modifies certain terms of his existing employment agreement. Mr. Del Rio's annual base salary for the period July 1, 2013 through December 31, 2013 will be at a prorated rate of $1,597,200.  Beginning on January 1, 2014 and for each year thereafter, Mr. Del Rio shall receive an annual base salary of $1,750,000. Effective as of March 22, 2013, Mr. Del Rio will receive a travel allowance of $30,000 per year and certain benefits as noted in his original executive employment agreement which was filed as Exhibit 10.6 to Amendment No. 1 to Form S-4 filed by the Company with the Securities and Exchange Commission on March 1, 2012 and the information included therein is incorporated by reference into this filing.  In the event of a termination of Mr. Del Rio's employment before the end of the term of his employment either (1) by PCI without cause within 180 days prior to the sale of PCI or any time thereafter, or (2) by Mr. Del Rio for good reason any time thereafter, Mr. Del Rio is entitled to a severance equal to the sum of two years of Base Salary and targeted annual incentive bonus, and certain other benefits including continued allowance for country club dues and fees, automobile allowance, health/medical plan benefits and certain other benefits for two years.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 27, 2013

SEVEN SEAS CRUISES S. DE R.L.

/s/ JASON M. MONTAGUE
Jason M. Montague, Executive Vice President and
Chief Financial Officer